FOR IMMEDIATE RELEASE

THE STANLEY WORKS COMPLETES SALE OF HOME DÉCOR BUSINESS

New Britain, Connecticut, December 6, 2004 ... The Stanley Works (NYSE: SWK) announced today that it has completed the sale of its home décor business to Wellspring Capital Management, LLC.

The transaction generated an after-tax gain of approximately $30 million, or 35¢ per fully diluted share, and net proceeds of approximately $65 million, which will be utilized in part for repayment of debt and in part to fund recently-announced acquisitions.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use.

Contact: Gerry Gould

Vice President, Investor Relations
(860) 827-3833
ggould @ stanleyworks.com

The Stanley Works corporate press releases are available under Financial News in the Investor Relations section of the company’s corporate web site at www.stanleyworks.com.